EXHIBIT 10.52

Base Salaries for Named Executive Officers

On December 14, 2004, the Compensation Committee of the Board of Directors of Morgan Stanley set the 2005 annual base salaries for Philip J. Purcell, Stephen F. Newhouse, Vikram S. Pandit, Zoe Cruz and John P. Havens, each of whom is a Morgan Stanley named executive officer for 2004, at the same levels as the 2004 annual base salaries, or $775,000, $425,000, $425,000, $300,000 and $300,000, respectively.